Exhibit 10.6

COLLABORATION AND OPTION AGREEMENT

by and between

TENGION, INC.,

CELGENE CORPORATION

and

CELGENE EUROPEAN INVESTMENT COMPANY LLC

June 28, 2013

COLLABORATION AND OPTION AGREEMENT

This Collaboration and Option Agreement (this “Agreement”) dated the 28th day of June, 2013 (the “Effective Date”) is by and among Tengion, Inc., a Delaware corporation having its principal office at 3929 Westpoint Blvd., Suite G, Winston-Salem, NC 27103 (“Tengion”), Celgene Corporation, a Delaware corporation having its principal office at 86 Morris Avenue, Summit, NJ 07901 (“Celgene”), and Celgene European Investment Company LLC, a Delaware limited liability company and wholly-owned subsidiary of Celgene (“CEIC” and, together with Celgene, the “Celgene Companies”).  Tengion, Celgene and CEIC may each be referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Tengion owns or otherwise controls certain intellectual property and a scientific platform relating to the potential creation of new human tissues and organs using autologous cells (the “Regenerative Platform”);

WHEREAS, the Celgene Companies are in the business of discovering, developing and commercializing innovative therapies;

WHEREAS, Tengion is willing to grant to CEIC, on the terms and conditions set forth herein, an exclusive option to acquire rights to Tengion’s autologous neo-esophageal implants using the Regenerative Platform (the “Esophagus Program”) on the terms set forth herein;

WHEREAS, in connection with the grant of the option described herein, Tengion is willing to commit to CEIC that, if Tengion determines in its sole discretion to devote any resources to the development of the Esophagus Program, it will do so in accordance with the terms of this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, Tengion is entering into a Securities Purchase Agreement with the purchasers named therein (the “2013 Securities Purchase Agreement”), pursuant to which, among other things, Tengion will issue and sell, and such purchasers will purchase, the Senior Secured Convertible Notes in the total amount up to $20,000,000 (the “Note Sale”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “2012 Securities Purchase Agreement” means that Securities Purchase Agreement, as amended, dated October 2, 2012 by and between Tengion and the purchasers named therein.

1.2 “Affiliate” means, with respect to a subject entity, another entity that, directly or indirectly, controls, is controlled by, or is under common control with such subject entity, for so long as such control exists.  For purposes of this definition only, “control” means ownership, directly or indirectly through one or more Affiliates, of at least fifty percent (50%) of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority, or in the case of a partnership, the status as a general partner) or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity.

1.3 “Agreement Term” means the period commencing on the Effective Date and ending upon the termination of this Agreement in accordance with Section 9.1.

1.4  “Applicable Law” means the applicable laws, rules and regulations that may be in effect from time to time in any country in the world.

1.5  “Change of Control” means, with respect to Tengion, (a) a merger or consolidation of Tengion with a Third Party which results in the voting securities of Tengion outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Tengion, or (c) the sale or other transfer to a Third Party of all or substantially all of Tengion’s assets.

1.6  “Collaboration IP” means (a) any and all ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable or copyrightable, that is developed by either Party, its Affiliates or Third Parties acting on their behalf or jointly by both Parties, their Affiliates or Third Parties acting on their behalf, in each case while performing activities under this Agreement, and (b) all Patent Rights and other intellectual property rights in any of the foregoing. For the purposes of clarity, Collaboration IP does not include (a) any ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable or copyrightable, whether or not relating to tissue implants or constructs, that is developed by any Celgene Company, any of their Affiliates or Third Parties acting on their behalf, in each case while performing activities outside of this Agreement, (b) any Patent Rights and other intellectual property rights in any of the foregoing, or (c) any Know-How, Patent Rights or other intellectual property rights that is owned by any Celgene Company or any of their Affiliates as of the Effective Date.

1.7  “Confidential Information” means, with respect to each Party, proprietary data or information that belongs in whole or in part to such Party or its Affiliates, and is disclosed to the other Party.  Confidential Information of Tengion includes all Collaboration IP, the reports delivered by Tengion to any Celgene Company hereunder, all proprietary data and information of Tengion disclosed by Tengion at the Joint Development Committee meetings, and any information designated as Confidential Information of Tengion hereunder.  Confidential Information shall not include (as determined by competent documentation) information that:

(a)           was known by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party; or

(b)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources (other than the disclosing Party) rightfully in possession of the Confidential Information; or

(c)           either before or after the date of the disclosure to the receiving Party or its Affiliates becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party or its Affiliates; or

(d)           is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information.

1.8  “Control” or “Controlled” means with respect to any (a) material, item of information, method, data or other Know-How or (b) Patent Rights or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliates of the ability to grant to the other Party access or a license as provided herein under such item or right without, in the case of such rights that are licensed from a Third Party, violating the terms of any agreement or other arrangement with any Third Party existing before or after the Effective Date.

1.9  “Development Plan” means the plan for development activities under this Agreement in connection with the Esophagus Program.

1.10 “Know-How” means any non-public, proprietary invention, discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data, material, technology or other know-how, whether or not patentable or copyrightable.  Know-How shall not include any Patent Rights with respect thereto.

1.11 “Liens” means any mortgage, pledge, lien, security, interest charge, claim or other encumbrance.

1.12 “New Securities” means, collectively, equity securities of Tengion, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, excluding in all cases securities or rights issued or sold by Tengion in connection with a Strategic Transaction.

1.13 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part, and divisions), in each case, anywhere in the world.

1.14 “Permitted Liens” means (a) Liens for taxes or similar governmental assessments and charges, which are either not delinquent or being contested in good faith and by appropriate proceedings, (b) mechanics’, materialsmen’s or contractors’ Liens or any similar statutory Liens or any similar statutory Lien or restriction for amounts not yet due or payable, or (c) encumbrances arising under or in connection with any license of intellectual property.

1.15 “Strategic Transaction” means a transaction or relationship in which (1) Tengion issues Tengion securities or rights relating to Tengion securities to any person or entity that the Board of Directors of Tengion determined in good faith is, itself or through its subsidiaries, an operating company in a business synergistic with the business of Tengion (or a shareholder thereof) and (2) Tengion expects to receive benefits in addition to the investment of funds, but shall not include a transaction in which Tengion is issuing securities primarily for the purpose of raising capital or to any person or entity whose primary business is investing in securities.

1.16 “Third Party” means any person or entity other than a Party or any of its Affiliates.

1.17 Additional Definitions.  The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“2012 Security Agreement”	5.2
“2013 Securities Purchase Agreement”	Introduction
“Agreement”	Introduction
“Asset Purchase Agreement”	6.2.1
“Asset Purchase Closing”	6.2.3
“Breaching Party”	9.2.1(a)
“CelgeneNew Securities”	11.1.1
“Esophagus Program”	Introduction
“Exercise Notice”	6.2.5
“JDC Chairperson”	3.1.3
“Joint Development Committee”	3.1.1
“Note Sale”	Introduction
“Notice of Interest”	6.2.1
“Offer Notice”	11.1.2
“Option”	6.1
“Option Notice”	6.2.2
“Purchase Price”	6.2
“Regenerative Platform”	Introduction
“ROFN Agreement”	5.1
“Security Agreements”	5.2
“Valuation Delivery Date”	6.2.2
“Warrants”	5.1

Article 2
COLLABORATION

2.1 Development.

2.1.1. Tengion Responsibilities.  Subject to the oversight of the Joint Development Committee and this Section 2.1.1, Tengion shall be solely responsible for undertaking the activities, if any, set forth in the Development Plan.  Tengion shall not be obligated to perform the activities set forth in the Development Plan and may, in its sole discretion, determine the level of efforts, if any, that it devotes to the activities under the Development Plan or otherwise to the Esophagus Program; provided that, if Tengion does, during the Agreement Term, determine to devote any resources to the development of the Esophagus Program, it shall use commercially reasonable efforts to use such resources and conduct development activities in accordance with the Development Plan. For the purposes of clarity, no Celgene Company will have any obligation to undertake any activity set forth in the Development Plan or any other research or development activity set forth elsewhere in this Agreement, except for CEIC’s participation in the Joint Development Committee pursuant to and in accordance with Section 3.1.

2.1.2. Development Plan.  The initial Development Plan is attached hereto as Exhibit A.   During the Agreement Term, the Joint Development Committee may amend the Development Plan at any time in accordance with the terms of this Agreement.

2.2 Utilization of Third Parties.  Tengion shall be entitled to utilize the services of Third Parties, including Third Party contract research organizations and service providers to perform its activities under this Agreement.

2.3 Information Sharing.  During the Agreement Term, Tengion shall keep the Joint Development Committee informed about the status of the activities performed pursuant to the Development Plan, if any.

Article 3
COLLABORATION MANAGEMENT

3.1 Joint Development Committee.

3.1.1. Establishment.  Within 45 days after the Effective Date, the CEIC and Tengion shall establish a joint development committee to oversee activities, if any, conducted under the Development Plan, the Esophagus Program generally, and the parts of the Regenerative Platform that relate solely to the Esophagus Program (the “Joint Development Committee”).

3.1.2. Membership.  Unless otherwise agreed by the Parties, the Joint Development Committee shall be comprised of three (3) representatives from each of Tengion and CEIC with one (1) representative with relevant decision-making authority from each such Party such that the Joint Development Committee is able to effectuate all of its decisions within the scope of its responsibilities as set forth in Section 3.1.5 below.  Either such Party may replace or substitute its respective representatives to the Joint Development Committee at any time with prior notice to the other Party; provided that such replacement or substitute is of comparable authority within that Party.  Upon mutual agreement of the Parties, additional representatives or consultants may be invited to attend a Joint Development Committee meeting, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Article 8.  Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

3.1.3. Chairperson.  The Chairperson of the Joint Development Committee (the “JDC Chairperson”) shall be one of Tengion’s representatives.  The JDC Chairperson’s responsibilities shall include (a) scheduling meetings; (b) setting agendas for meetings with solicited input from the CEIC’s representatives; (c) preparing and confirming minutes of the meetings, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations made by the Joint Development Committee and delivering minutes to each Party’s senior management for review and final approval; and (d) conducting meetings.

3.1.4. Meetings.  Subject to the provisions of this Section 3.1.4, the Joint Development Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties; provided that, the Joint Development Committee shall meet as soon as reasonably practicable following the formation of the Joint Development Committee solely for the purpose of updating the CEIC representatives on the Joint Development Committee of the status of the Esophagus Program as of such meeting, and, thereafter, the Joint Development shall only meet as activities are actually conducted under the Development Plan.  Meetings of the Joint Development Committee shall be held at Tengion’s facilities (or such other locations as are determined by the Joint Development Committee).  Alternatively, if the Parties agree, the Joint Development Committee may meet by means of teleconference, videoconference or other similar communications equipment.

3.1.5. Responsibilities.  The Joint Development Committee shall have the following responsibilities:

(a) reviewing and approving any proposed modifications to such Development Plan, as determined necessary from time to time by the Joint Development Committee;

(b) reviewing the progress, if any, of the Development Plan and the Esophagus Program; and

(c) performing such other activities as Tengion and CEIC mutually agree shall be the responsibility of the Joint Development Committee.

3.2 Decision-Making.  The Joint Development Committee shall act by unanimous agreement of its members, with each Party having one vote.  If the Joint Development Committee, after five (5) day (or such other period as the Parties may otherwise agree) of good faith efforts to reach a unanimous decision on an issue, fails to reach such a unanimous decision, then the JDC Chairperson shall resolve the issue in his or her sole discretion.

3.3 Dissolution.  The Joint Development Committee shall be dissolved upon (a) expiration of the Agreement Term, (b) or at any earlier time upon mutual written agreement of the Parties, or (c) subsequent to an acquisition of Tengion.  In the event of such dissolution in accordance with Section 3.3(b) or 3.3(c), Tengion shall make all decisions, and take all actions, ascribed to the Joint Development Committee pursuant to and subject to the remaining applicable terms and conditions of this Agreement.

Article 4
INTELLECTUAL PROPERTY OWNERSHIP

4.1 Ownership of and Rights to Intellectual Property.  Tengion shall own all Collaboration IP.  CEIC hereby assigns, and CEIC shall cause its employees, consultants, agents, Affiliates and Third Parties to assign, their right, title, and interest, if any, in and to all Collaboration IP to Tengion.  CEIC shall execute and cause its employees, consultants, agents, Affiliates and Third Parties execute any and all assignment documents necessary to effect the assignment of Collaboration IP to Tengion.

4.2 No Other Rights.  Except as otherwise provided in this Agreement, neither Party shall obtain any ownership interest or other right in any Know-How or Patent Rights owned or Controlled by the other Party.

Article 5
FINANCIAL PROVISION

5.1 Payments.  Subject to Section 5.2, within five (5) days of the Effective Date:  (a) Celgene shall pay Tengion One Million U.S. Dollars ($1,000,000) in exchange for the rights and obligations under the Right of First Negotiation Agreement, in the form attached hereto as Exhibit B (the “ROFN Agreement”), (b) Celgene shall pay Tengion Six Million U.S. Dollars ($6,000,000) in exchange for five-year and ten-year warrants to purchase an aggregate of 22,277,228 shares of common stock of Tengion, in the forms attached hereto as Exhibits C-1 and C-2, respectively (together, the “Warrants”), and (c) CEIC shall pay Tengion Eight Million U.S. Dollars ($8,000,000) in exchange for all other rights and obligations under this Agreement.  Such payments shall not be creditable or refundable. The obligations of Celgene and CEIC under this Section 5.1 shall be joint and several.  For the avoidance of doubt, Tengion shall have no obligation to use any portion of the payments described in this Section 5.1 for activities under the Development Plan or otherwise in the development of the Esophagus Program.

5.2 Condition to Payments. At or prior to the payments of the amounts set forth in Section 5.1, (a) the Note Sale shall have been consummated, (b) Tengion shall have delivered to Celgene the ROFN Agreement and the Warrants, in each case duly executed by Tengion, and (c) the Security Agreement entered into by Tengion as of October 2, 2012 (the “2012 Security Agreement”) shall have been amended and the Security Agreement entered into by Tengion in connection with the Note Sale (along with the 2012 Security Agreement, the “Security Agreements”) shall provide that the security interests granted thereunder shall be released from the assets purchased by CEIC upon exercise of the Option.

Article 6
OPTION TO ACQUIRE ESOPHAGUS PROGRAM

6.1 Option to Acquire Esophagus Program.  Tengion hereby grants to CEIC an exclusive worldwide option, exercisable at CEIC’s sole discretion, on the terms described in this Agreement (the “Option”) to acquire all, but not less than all, of the assets, including but not limited to intellectual property rights, Controlled by Tengion at the time of exercise of the Option and relating solely to the Esophagus Program, free and clear of all Liens other than Permitted Liens; provided that, for the avoidance of doubt, (i) intellectual property rights Controlled by Tengion that do not relate solely to the Esophagus Program shall be exclusively licensed to CEIC for use with the Esophagus Program upon exercise of the Option and (ii) other assets, such as contract rights, that do not relate solely to the Esophagus Program will not be transferred to CEIC, but the Parties will discuss in good faith the treatment of such assets at the time that the Option is exercised.  The Option will expire and no longer be exercisable upon the earliest of: (i) the seventh (7th) anniversary of the Effective Date if the Option is not exercised prior to such time; (ii) in the event an Option Notice is given to CEIC, the thirtieth (30th) day after giving of such Option Notice to CEIC if the Notice of Interest is not given to Tengion prior to such time; and (iii) in the event a Notice is Interest is given to Tengion prior to the thirtieth (30th) day after the giving of an Option Notice to CEIC, the expiration of the Review Period if the Exercise Notice is not given to Tengion prior to the expiration of such Review Period; provided, however, that the Option shall thereafter become exercisable again pursuant to Section 6.2.7 (in which event, the Option shall, if not earlier expired, expire in accordance with this Section 6.1 after delivery of each successive Option Notice).

6.2 Exercise of the Option.

6.2.1. Except as provided in Section 6.2.2, CEIC may, in its sole discretion, deliver to Tengion a notice (the “Notice of Interest”) of CEIC’s interest in exercising the Option at any time prior to its expiration.

6.2.2. If Tengion receives a bona fide duly authorized and executed offer letter regarding a proposed Change of Control transaction with a Third Party prior to the Option’s expiration, Tengion shall so notify CEIC of such event  (the “Option Notice”), and CEIC shall have thirty (30) days to deliver to Tengion the Notice of Interest.  During the period beginning on the date the Option Notice given and ending on the date the valuations are delivered to Tengion and CEIC pursuant to and in accordance with Section 6.2.4 (the “Valuation Delivery Date”), Tengion shall cooperate with all reasonable diligence inquiries of CEIC, its accountants, financial advisors, counsel and other representatives.

6.2.3. As soon as practicable following the Effective Date, but in no event later than six (6) months following the Effective Date, the Parties will negotiate in good faith the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”) and other necessary agreements in connection with such exercise, all on customary terms for a transaction of the nature of the acquisition of the Esophagus Program and on terms consistent with this Agreement.  The purchase price for the acquisition of the Esophagus Program will be a single, cash payment (the “Purchase Price”) determined as set forth in Section 6.2.4; provided that, CEIC shall also be responsible for any payments owed by Tengion to Third Parties arising out of the use of any assets to which CEIC acquires rights in connection with the exercise of the Option, including royalties and other payments owed to Third Party licensors under which CEIC becomes a sublicensee, but only with respect to the portion of such payment obligations that arise after the consummation of such acquisition and relate solely to CEIC’s use of such assets; provided, further, however, that, CEIC shall not assume or be responsible for, and Tengion shall retain and be responsible for, all claims, debts, liabilities, commitments and/or obligations of Tengion arising out of or attributable to any assets or rights that are not conveyed, assigned or transferred to CEIC in such acquisition.

6.2.4. As soon as practicable following the date on which the Notice of Interest is given to Tengion, but in any event no later than the tenth (10th) day following delivery of such Notice of Interest, each Party will select an independent valuation firm to value the Esophagus Program, and each Party shall use commercially reasonable efforts to cause the valuation firm it selected to render a valuation of the Esophagus Program within thirty (30) days of such selection.  Tengion shall provide all information requested by such valuation firms regarding the Esophagus Program in order to enable such valuation firms to render such valuations as quickly as possible.  Each such valuation firm shall be instructed to value the Esophagus Program without any control premium or other premium added to such valuation.  The Purchase Price will be calculated as the average of the two valuations plus a twenty five percent (25%) premium of such average.  Each Party shall bear the expenses of the valuation firm selected by such Party.

6.2.5. CEIC may, at its sole discretion, at any time prior to the fifth (5th) business day following the Valuation Delivery Date (the “Review Period”), exercise the Option by delivering to Tengion a notice of CEIC’s election to exercise the Option (the “Exercise Notice”). The Parties shall execute and deliver the Asset Purchase Agreement (with any additional changes that are mutually agreed to by the Parties) within two (2) business days after delivery of the Exercise Notice.

6.2.6. The closing of the acquisition of the Esophagus Program (the “Asset Purchase Closing”) will take place as soon as practicable following the execution of, and satisfaction or waiver of all closing conditions set forth in, the Asset Purchase Agreement and other agreements in connection with such transaction; provided that, if the Option is exercised pursuant to Section 6.2.2, the consummation of a Change of Control transaction shall be a condition to CEIC’s obligation to close the acquisition of the Esophagus Program pursuant to the Asset Purchase Closing.

6.2.7. If (i) a definitive agreement regarding a Change of Control is not executed within one hundred twenty (120) days after the Option Notice is given to CEIC or (ii) any such definitive agreement that is so executed is thereafter terminated without the consummation of a Change of Control, the Option would again be exercisable in accordance with the terms of this Agreement.

6.3 No Conflicting Agreements.  Prior to the expiration of the Option, Tengion shall not enter into any agreement with any Third Party that is inconsistent with the grant of the Option hereunder; provided that, for the avoidance of doubt, Tengion may enter into a Change of Control transaction, and Tengion shall not be in breach of this Agreement in taking any action in the operation of its business and the development and commercialization of any program other than the Esophagus Program.  Tengion shall not waive, modify, supplement or amend the provisions of the Security Agreements in a manner that adversely affects Tengion’s ability to transfer the assets relating to the Esophagus Program free of all Liens other than Permitted Liens.

6.4 Exclusivity; Agreement Not to Compete.

6.4.1. During the Agreement Term, (a) except in connection with Tengion’s performance under this Agreement, Tengion will not engage in the research or development of any esophageal products or any components thereof that are solely related to the esophageal products, and (b) Tengion will not grant to any person (other than CEIC) nor directly or indirectly, solicit, initiate, facilitate, encourage, or participate in any discussions or negotiations with any person concerning entering into, continuing or consummating any transaction under which any person (other than CEIC) does or will obtain any assignment, right, license, interest, shop right or privilege (i) under or relating to any of the assets, including but not limited intellectual property rights, Controlled by Tengion and relating solely to the Esophagus Program, except to the extent that any of the foregoing is expressly subordinate to CEIC’s rights hereunder, or (ii) that may impair or prevent CEIC’s exercise of the Option, the Parties’ entry into the Asset Purchase Agreement or the consummation of the Asset Purchase Closing.

6.4.2. In the event the Option is exercised and the Asset Purchase Closing has occurred, during the period beginning on the date of the Asset Purchase Closing and ending on the later of (i) seventh year anniversary thereof and (ii) the date of the expiration of the last patent purchased or licensed by CEIC pursuant to the acquisition of the Esophagus Program and solely related to the Esophagus Program, Tengion shall not, anywhere in the world, directly or indirectly, research, develop, manufacture, import, distribute, package, test, market commercialize or sell or assist any person (other than CEIC) in the research, development, manufacture, import, distribution, packaging, testing, marketing, commercializing or sale of any esophageal implant or components thereof that are solely related to the esophageal implants; provided, however, that this Section 6.4.2 shall not apply to any entity that acquires substantially all of Tengion’s assets by merger, stock purchase, asset purchase or otherwise and does not make use of any of Tengion’s assets in such research, development, manufacture, import, distribution, packaging, testing, marketing, commercializing or sale of any such esophageal implant or any component thereof that is solely related to such esophageal implant.

Article 7
INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

7.1 Prosecution of Patent Rights.  Tengion, through counsel of its choosing, shall have sole responsibility for and control over obtaining, filing, prosecuting, defending (including any interferences, reissue proceedings, re-examinations, oppositions, inter partes review, post-grant review invalidations, cancellations and revocations), and maintaining throughout the world the Patent Rights included in the Collaboration IP, and CEIC will provide Tengion reasonable assistance and cooperation at Tengion’s request and expense.

7.2 Enforcement of Patent Rights.

7.2.1. Notification.  Each Party shall promptly report in writing to the other Party during the Agreement Term any (a) known or suspected infringement of any Patent Rights included in the Collaboration IP by a Third Party or (b) unauthorized use or misappropriation of any Confidential Information relating to Collaboration IP or the Esophagus Program by a Third Party of which it becomes aware and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

7.2.2. Rights to Enforce.  Tengion shall have the sole right, but not the obligation, to take any reasonable measures it deems appropriate to stop infringing activities with respect to (including initiating or prosecuting an infringement or other appropriate suit or action against any Third Party who at any time has infringed, or is suspected of infringing, or defending any declaratory judgment action with respect to) any Patent Rights included in the Collaboration IP or of using without proper authorization any Know-How included in the Collaboration IP and to retain and keep all proceeds resulting from any such action.

Article 8
CONFIDENTIALITY

8.1 Confidential Information.

8.1.1. Confidentiality.  All Confidential Information disclosed by a Party to the other Party during the Agreement Term shall be used by the receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the disclosing Party.  Tengion and each of the Celgene Companies each agrees that it shall provide Confidential Information received from the other Party only to its employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, and Third Parties acting on behalf of such Party, who have a need to know and have an obligation to treat such information and materials as confidential, which obligations are no less stringent than those contained in this Article 8.  Each Party shall be responsible for a breach of this Article 8 by its Affiliates, Third Parties acting on behalf of such Party, and their respective employees, consultants and advisors.  All obligations of confidentiality imposed under this Article 8 shall expire seven (7) years following termination or expiration of this Agreement.

8.1.2. Authorized Disclosure.  Notwithstanding the provisions of this Articles 8, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a) comply with Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process; provided that the disclosing Party shall provide reasonable prior notice to the non-disclosing Party and shall disclose only such portion of the other Party’s Confidential Information as is required by such Applicable Laws;

(b) in the case of Tengion, prosecute Patent Rights as contemplated by this Agreement; and

(c) exercise its rights hereunder; provided such disclosure is covered by terms of confidentiality similar to those set forth herein.

Article 9
TERM AND TERMINATION

9.1 Term.  The term of this Agreement shall commence on the Effective Date and expire, unless this Agreement is terminated earlier in accordance with this Article 9 on the seventh (7th) anniversary of the Effective Date.

9.2 Termination.

9.2.1. Cause for Termination.  This Agreement may be terminated at any time during the Agreement Term:

(a) by CEIC at any time for convenience upon notice to Tengion;

(b) upon written notice by either Party if the other Party (the “Breaching Party”) is in breach of its material obligations hereunder and has not cured such breach within thirty (30) days after notice requesting cure of the breach;

(c) upon the unexercised expiration of the Option in accordance with the terms hereof;

(d) upon a Change of Control of Tengion; or

(e) by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3 Effect of Expiration or Termination; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  The provisions of Article 1, Article 4, Article 7, Article 8, Section 9.3, Section 10.2 and Article 11 shall survive any expiration or termination of this Agreement.  Subsequent to and conditioned upon the exercise of the Option and closing of the acquisition, the provisions of

Section 6.4.2 shall also survive any termination pursuant to Section 9.2.1. Except as set forth in this Article 9, upon termination or expiration of this Agreement all other rights and obligations cease.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

Article 10
REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

10.1.1. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

10.1.2. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

10.1.3. This Agreement is legally binding upon it and enforceable in accordance with its terms.

10.1.4. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any aw of any court, governmental body or administrative or other agency having jurisdiction over such Party.

10.1.5. No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct clinical trials or to seek or obtain regulatory approvals for the marketing and sale of a pharmaceutical or medical product.

10.2 No Consequential Damages.  NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 8.

Article 11
MISCELLANEOUS PROVISIONS

11.1 Participation in Future Financings.

11.1.1. Subject to the terms and conditions of this Section 11.1 and applicable securities laws, if on or before the second anniversary of this Agreement, Tengion proposes to offer or sell any New Securities and not all of such New Securities are purchased pursuant to Section 4.9 of the 2012 Securities Purchase Agreement or Section 4.9 of the 2013 Securities Purchase Agreement, any Celgene Company may purchase up to the lesser of:  (i) an amount of New Securities that maintains Celgene Companies and their Affiliates’ fully diluted ownership percentage of Tengion, or (ii) that amount of the New Securities offered by Tengion that were not purchased pursuant to Section 4.9 of the 2012 Securities Purchase Agreement or Section 4.9 of the 2013 Securities Purchase Agreement (such amount, the “Celgene New Securities”).  Celgene Companies shall be entitled to apportion the amount of Celgene New Securities they have the right to purchase under this Section 11.1 among themselves and their Affiliates in such proportions as they deem appropriate.

11.1.2. Tengion shall give notice (the “Offer Notice”) to the Celgene Companies, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.  By notification to Tengion within twenty (20) days after the Offer Notice is given, any Celgene Company may elect to purchase or otherwise acquire up to the full amount of the Celgene New Securities, if any, as determined in accordance with Section 11.1.1.  Tengion shall notify CEIC of the number of New Securities available for purchase by CEIC pursuant to this Section 11 in accordance with Section 11.1.1 as promptly as practicable following any exercise of the rights to purchase such New Securities pursuant to the 2012 Securities Purchase Agreement and the 2013 Securities Purchase Agreement.  The closing of any sale pursuant to this Section 11.1.2 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 11.1.3.

11.1.3. If all of the Celgene New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 11.1.2, Tengion may, during the ninety (90) day period following the expiration of the period provided in Section 11.1.2, offer and sell the remaining unsubscribed portion of such Celgene New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If Tengion does not enter into an agreement for the sale of such Celgene New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Celgene New Securities shall not be offered unless first reoffered in accordance with Section 4.9 of the 2012 Securities Purchase Agreement and the 2013 Securities Purchase Agreement and this Section 11.1.

11.1.4. The participation rights in this Section 11.1 shall not be applicable to the issuance of New Securities in an Exempt Issuance (as defined in the Warrants).

11.2 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

11.3 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Without limiting the generality of the foregoing, CEIC shall be entitled to an order or orders of specific performance to enforce or prevent the breach of (i) Tengion’s affirmative obligations refrain from taking certain actions under Section 6.4, and (ii) Tengion’s obligation to sell the assets described in Section 6.1 pursuant to and in accordance with Article 6.

11.4 Assignment.  Except as provided in this Section 11.4, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.  CEIC may, however, without Tengion’s consent, assign this Agreement and its rights and obligations hereunder (i) in whole or in part to an Affiliate of any Celgene Company (and such Affiliate may assign its rights and obligations hereunder in whole or in part to another Affiliate of any Celgene Company or to CEIC or Celgene), and (ii) to any entity that will acquire substantially all of any Celgene Company’s assets by merger, stock purchase, asset purchase or otherwise; provided, however, that in each of the cases described in clauses (i) and (ii), CEIC shall remain responsible for the performance of CEIC’s obligations under this Agreement and CEIC shall guarantee the performance of its obligations hereunder by such assignee. Tengion may assign this Agreement and its rights and obligations hereunder, without CEIC’s consent, to any Affiliate that also acquires title or rights to all of the assets associated with the Esophagus Program; provided, however, that in such case Tengion shall remain responsible for the performance of Tengion’s obligations under this Agreement and Tengion shall guarantee the performance of its obligations hereunder by such assignee.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.5 Amendments.  This Agreement and the Schedules referred to in this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.6 Notices.  Any consent or notice required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to Tengion:

3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
Fax:  (336) 772-2436
Attn:  Chief Executive Officer

With copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA  02199-3600
Fax: (617) 235-0706
Attn: Marc A. Rubenstein

If to Celgene:

Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: Head of Research
Telephone: (908) 673-9000
Fax: (908) 673-2766

With a copy to:

Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: Legal Department
Telephone: (908) 673-9000
Fax: (908) 673-2771

If to CEIC:

c/o Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: Head of Research
Telephone: (908) 673-9000
Fax: (908) 673-2766

With a copy to:

c/o Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attn: Legal Department
Telephone: (908) 673-9000
Fax: (908) 673-2771

Any Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

11.7 Independent Contractors.  It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for Tengion, on the one hand, or Celgene or CEIC, on the other hand, to act as agent for the other.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.8 Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.9 No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.10 Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

11.11 No Implied Waivers; Rights Cumulative.  No failure on the part of Tengion, Celgene or CEIC to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.12 Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.13 No Third Party Beneficiaries.  No person or entity other than Celgene, CEIC, Tengion and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.14 Execution in Counterparts.    This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies or other electronic transmission (including by PDF) thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and Option Agreement as of the date first set forth above.

TENGION, INC.

By:      /s/ A. Brian Davis
Name: A. Brian Davis
Title:   Chief Financial Officer and Vice President, Finance

[Collaboration and Option Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and Option Agreement as of the date first set forth above.

CELGENE CORPORATION

By:      /s/ Perry Karsen
Name: Perry Karsen
Title:   EVP, Chief Operations Officer

CELGENE EUROPEAN INVESTMENT COMPANY LLC

By:      /s/ Perry Karsen
Name: Perry Karsen
Title:   Manager

[Collaboration and Option Agreement Signature Page]